                                                       SOLUTIA INC.
                                  COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                  (Dollars in Millions)


                                                         Four Months                                    Six Months
                                                            Ended                                          Ended
                                                   December 31, 1997 <F1>      1998           1999     June 30, 2000
                                                   ----------------------     ------         ------    -------------

Income from continuing operations, before
income taxes and equity earnings from
affiliates <F2>                                       $            37         $  350         $  267      $     71

Add:
    Fixed charges                                                  22             58             62            55
    Amortization of capitalized interest                            2              7              7             4
    Dividends from affiliated companies                            14             37             60            21

Less:
    Interest capitalized                                           (4)            (6)           (13)           (9)
                                                   ---------------------      ------         ------    -------------
      Income as adjusted                              $            71         $  446         $  383      $    142
                                                   =====================      ======         ======    =============

Fixed charges
    Interest expensed and capitalized                              19             49             53            50
    Amortization of debt premium                                  -              -              -             -
    Estimate of interest within rental expense                      3              9              9             5
                                                   ---------------------      ------         ------    -------------
      Fixed charges                                   $            22         $   58         $   62      $     55
                                                   =====================      ======         ======    =============


Ratio of Earnings to Fixed Charges                               3.23           7.69           6.18          2.58
                                                   =====================      ======         ======    =============

<F1> We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

<F2> Includes restructuring and other unusual items of $41 million,
$63 million, and $72 million for the six months ended June 30, 2000, the year ended December 31, 1999, and the four months ended December 31, 1997, respectively.
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